Exhibit 99.1

FOR RELEASE:	November 3, 2016

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

THIRD QUARTER 2016 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, reported net income for the quarter ended September 30, 2016 of $1.7 million compared to $1.4 million for the same period in 2015. Basic and diluted earnings per share for the third quarter were $0.15, compared to basic and diluted earnings per share for the third quarter 2015 of $0.12.

For the nine months ended September 30, 2016, net income for the Company was $5.1 million compared to $4.9 million for the same period in 2015. Basic and diluted earnings per share for the first nine months of 2016 were $0.44, compared to basic and diluted earnings per share for the first nine months of 2015 of $0.42.

As of September 30, 2016, the Company reported total assets of $844.8 million compared to $786.5 million at September 30, 2015, an increase of 10.4%. Total deposits were $677.1 million and total net loans were $643.9 million at the end of the third quarter 2016, compared to total deposits of $619.9 million and total net loans of $590.9 million as of the end of the third quarter 2015, increases of 9.2% and 9.0% respectively.

Return on average assets was 0.85% and return on average equity was 6.71% for the third quarter of 2016, compared to 0.69% and 5.21%, respectively, for the same quarter ended September 30, 2015.

Non-performing loans were $7.6 million and $10.9 million at September 30, 2016 and September 30, 2015, respectively. Non-performing loans equaled 1.16% of total loans at September 30, 2016, decreasing from 1.82% of total loans at September 30, 2015. Foreclosed real estate equaled $548,000 at September 30, 2016, compared to $1.0 million at September 30, 2015. For the third quarter 2016, net recoveries were ($22,000), or (0.01%), of average loans, compared to net charge-offs of $204,000, or 0.14% of average loans in the third quarter 2015. At September 30, 2016, the allowance for loan losses was $7.9 million, or 1.21% of total loans, as compared to $7.0 million or 1.18% of total loans at September 30, 2015.

Net interest margin was 4.27% for the quarter ending September 30, 2016, as compared to 4.34% for the quarter ended September 30, 2015.

“The third quarter of 2016 was a very good quarter for Select Bancorp as net income increased 28.7% over the third quarter of 2015,” President and CEO William L. Hedgepeth II said. “During the third quarter we celebrated the grand opening of our new office space in Raleigh.” The Company relocated its Raleigh branch to 4505 Falls of Neuse Road on August 1 and celebrated a grand opening with the Raleigh Chamber of Commerce on August 24. The new branch is conveniently located just north of the beltline past Wake Forest Road.

Select Bank & Trust maintained the number one position in deposit market share in Dunn, our headquarters city, and the number two position in Harnett County, for the 14th consecutive year.

“We are very proud of our performance this year,” said Hedgepeth. “We continue to enhance and improve our product and service offerings as well as our operations area. We believe that is evident by our success over the last few quarters. That success has allowed us to be able to attract experienced and knowledgeable personnel to Select Bank & Trust. We believe in doing business the old-fashioned way, through ‘common sense’ banking, hard work and providing great service to our customers and prospects.”

Select Bank & Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington.

The information as of and for the quarter ended September 30, 2016, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	At or for the three months ended					At or for the twelve months ended

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2013
Summary of Operations:
Total interest income	$8,755	$8,645	$8,432	$8,425	$8,412	$33,341	$26,104	$22,903
Total interest expense	909	912	927	890	878	3,542	4,519	5,258
Net interest income	7,846	7,733	7,505	7,535	7,534	29,799	21,585	17,645
Provision for (recovery of) loan losses	337	158	352	506	393	890	(194)	(325)
Net interest income after provision	7,509	7,575	7,153	7,029	7,141	28,909	21,779	17,970
Noninterest income	785	831	866	916	572	3,292	2,675	2,629
Merger/Acquisition related expenses	-	-	-	240	103	378	1,941	-
Noninterest expense	5,631	5,519	5,620	5,497	5,467	21,852	18,719	15,855
Income before income taxes	2,887	2,887	2,399	2,208	2,143	9,971	3,794	4,744
Provision for income taxes	924	980	896	570	792	3,418	1,437	1,803
Net Income	1,739	1,907	1,503	1,638	1,351	6,553	2,357	2,941
Dividends on Preferred Stock	-	-	4	20	19	77	38	-
Net income available to common shareholders	$1,739	$1,907	$1,499	$1,618	$1,332	$6,476	$2,319	$2,941

Share and Per Share Data:
Earnings per share - basic	$0.15	$0.16	$0.13	$0.14	$0.12	$0.56	$0.26	$0.43
Earnings per share - diluted	$0.15	$0.16	$0.13	$0.14	$0.12	$0.56	$0.26	$0.43
Book value per share	$8.87	$8.74	$8.56	$8.38	$8.28	$8.38	$8.59	$8.09
Tangible book value per share	$8.20	$8.05	$7.87	$7.67	$7.58	$7.67	$7.83	$8.07
Ending shares outstanding	11,632,192	11,619,184	11,584,011	11,583,011	11,577,111	11,583,011	11,377,980	6,921,352
Weighted average shares outstanding:
Basic	11,627,270	11,594,995	11,583,440	11,580,745	11,521,043	11,502,800	8,870,114	6,918,814
Diluted	11,666,280	11,642,726	11,626,609	11,627,974	11,582,724	11,567,811	8,974,384	6,919,760

Selected Performance Ratios:
Return on average assets(2)	0.85%	0.93%	0.73%	0.82%	0.69%	0.86%	0.37%	0.53%
Return on average equity(2)	6.71%	7.62%	6.03%	6.20%	5.21%	6.42%	3.12%	5.28%
Net interest margin	4.27%	4.24%	4.14%	4.18%	4.34%	4.38%	3.88%	3.46%
Efficiency ratio (1)	65.24%	64.44%	67.14%	65.05%	67.44%	66.04%	77.16%	78.20%

Period End Balance Sheet Data:
Gross Loans	$651,743	$632,187	$629,619	$617,398	$597,969	$617,398	$552,038	$346,500
Total Earning Assets	746,349	749,956	753,726	726,408	711,622	726,408	698,266	483,054
Goodwill	6,931	6,931	6,931	6,931	6,931	6,931	6,931	-
Core Deposit Intangible	909	1,014	1,125	1,241	1,196	1,241	1,625	182
Total Assets	844,774	826,588	830,395	817,015	786,495	817,015	766,121	525,646
Deposits	677,121	661,274	667,654	651,161	619,935	651,161	618,902	448,458
Short term debt	38,175	40,714	32,218	24,594	30,722	24,594	20,733	6,305
Long term debt	22,372	18,205	28,559	33,782	28,846	33,782	25,591	12,372
Shareholders' equity	103,191	101,531	99,210	104,702	103,545	104,702	97,685	56,004

Selected Average Balances:
Gross Loans	$641,531	$629,333	$623,286	$601,966	$585,541	$578,759	$430,571	$354,871
Total Earning Assets	737,295	739,002	734,859	714,755	689,166	686,663	565,264	511,597
Core Deposit Intangible	965	1,072	1,186	1,139	1,251	1,330	884	237
Total Assets	818,284	822,036	832,738	796,414	771,913	765,284	631,905	555,354
Deposits	653,016	658,476	672,151	631,855	607,722	607,214	523,954	470,526
Short term debt	34,982	37,883	36,039	35,303	35,012	32,316	9,957	13,879
Long term debt	22,780	20,772	20,822	20,872	22,631	20,147	20,494	12,372
Shareholders' equity	103,026	100,664	100,312	104,732	102,879	102,068	74,365	55,701

Asset Quality Ratios:
Nonperforming loans	$7,565	$8,788	$8,750	$8,280	$10,899	$8,280	$11,876	$15,856
Other real estate owned	548	716	1,888	1,401	1,007	1,401	1,585	2,008
Allowance for loan losses	7,889	7,692	7,527	7,021	7,032	7,021	6,844	7,054
Nonperforming loans (3) to period-end loans	1.16%	1.39%	1.39%	1.34%	1.82%	1.34%	2.15%	4.58%
Allowance for loan losses to period-end loans	1.21%	1.22%	1.20%	1.14%	1.18%	1.14%	1.24%	2.04%
Delinquency Ratio (4)	0.16%	0.23%	0.45%	0.41%	0.36%	0.41%	0.91%	0.25%
Net loan charge-offs (recoveries) to average loans	-0.01%	-0.00%	-0.10%	0.34%	0.14%	0.12%	-0.03%	0.15%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.